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                                                                  Exhibit 1(a)-3


                    AMENDMENT NO. 3 TO MASTER TRUST AGREEMENT
                             dated February 22, 1989

         The undersigned, as secretary of GW Sierra Trust Funds (the "Fund"), does hereby certify that at a Special Meeting of the Board of Trustees held on May 24, 1989, the following resolutions were unanimously approved by the trustees of the Fund and that said resolutions continue in full force and effect as of the date hereof:

                  WHEREAS, Article VII, Section 7.3 of the Fund's Master Trust Agreement dated as of February 22, 1989 (the "Master Trust Agreement") provides that the Master Trust Agreement may be amended by the affirmative vote of a majority of the trustees;

                  VOTED, that pursuant to the authorization described above, the Master Trust Agreement shall be amended in the following respect:

                  Article I of the Master Trust Agreement is amended to change the name of the Fund from "The GW Sierra Trust Funds" to "GW Sierra Trust Fund", and all other appropriate references in the Master Trust Agreement are amended to reflect the fact that the name of the Fund is "GW Sierra Trust Funds"; and further

                  VOTED, that any officer of the Fund be, and each of them hereby is, authorized to execute, seal and deliver any and all documents, instruments, certificates, papers and writings; to file the same with any public official including, without limitation, the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk; and to do any and all other acts, in the name of the fund and on its behalf, as may be required or desirable in connection with or in furtherance of the foregoing resolution; and further

         WITNESS my hand and seal this 24th day of May, 1989.


                                        /s/ Patricia L. Bickimer
                                        -------------------------------------
                                        Patricia L. Bickimer
                                        Secretary
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COMMONWEALTH OF MASSACHUSETTS    )
                                 ) ss.
CITY OF BOSTON                   )

         Then personally appeared Patricia L. Bickimer, Secretary of GW Sierra Trust Funds, and acknowledged this instrument to be her free act and deed this 24th day of May, 1989.


                                        /s/ Annamarie D'Angelo
                                        --------------------------------
                                        Notary Public


                                        My commission expires:  11/17/89